Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NeoGames S.A. (the "Company") of our report dated April 14, 2022, relating to the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, of the Company, and our report dated April 14, 2022, relating to the financial statements as of December 31, 2021 and 2020 and for the years then ended, of NeoPollard Interactive LLC, which appear in the Company's Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

April 25, 2022
Tel Aviv, Israel

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